Exhibit 99.1

Sunrun Reports First Quarter 2017 Financial Results

Net Present Value created of $56 million in Q1 2017, an increase of 145% Year-Over-Year

Net Earning Assets exceeded $1 billion, 35% Year-Over-Year Growth

SAN FRANCISCO, May 10, 2017, Sunrun (Nasdaq: RUN), the nation’s largest dedicated provider of residential solar, storage and energy services, today announced financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Operating Highlights

•	Total deployments of 73 MW, an increase of 21% year-over-year
•	Net Present Value created of $56 million, an increase of 145% year-over-year
•	Creation Cost per watt improved by $0.69 from Q1 2016
•	Cumulative MW deployed of 951 MW, an increase of 45% year-over-year
•	Net Earning Assets exceeded $1 billion, reflecting a 35% increase year-over-year

“The positive momentum continues in Q1, with a 21% growth in volumes and improvements in our unit economics, a testament to the resiliency of our multi-channel business model and alignment of our product offerings with customer demand,” said Lynn Jurich, Sunrun’s chief executive officer.  “As always, we’re most proud of our customer experience, having already saved our customers over $100 million, while continuing to grow and taking share.”

Key Operating Metrics

In the first quarter of 2017, MW deployed increased to 73 MW from 60 MW in the first quarter of 2016, a 21% year-over-year increase.

In the first quarter of 2017, MW booked were 74 MW, an increase of 19% from the first quarter of 2016.

Creation cost per watt was $3.38 in the first quarter of 2017 compared to $4.07 in the first quarter of 2016, an improvement of 17% year-over-year. NPV per watt in the first quarter of 2017 was $0.83 compared to $0.44 in the first quarter of 2016.

NPV created in the first quarter of 2017 was $56 million, a 145% increase from $23 million in the first quarter of 2016. Project Value per watt was $4.21, compared to $4.51 in the first quarter of 2016.

Gross earning assets as of March 31, 2017 were $1.9 billion, up $536 million, or 39%, since March 31, 2016. Net earning assets as of March 31, 2017 were $1.1 billion, up $279 million, or 35% from the prior year.

Financing Activities

As of May 10, 2017, our project finance pipeline remains robust, with closed transactions and executed terms sheets that provide us expected runway into Q4 of 2017.

First Quarter 2017 GAAP Results

Operating leases and incentives revenue grew 39% year-over-year to $48.1 million. Solar energy systems and product sales declined 13% year-over-year to $56.0 million. Total revenue grew to $104.1 million in the first quarter of 2017, up $5.4 million, or 5% from the first quarter of 2016.

Total cost of revenue was $93.8 million, a decrease of 2% year-over-year. Total operating expenses were $154.1 million, a decrease of 7% year-over-year.

Net income available to common stockholders was $12.7 million in the first quarter of 2017, compared to net income available to common stockholders of $29.0 million in the fourth quarter of 2016, and $13.1 million in the first quarter of 2016.

Diluted net earnings per share available to common shareholders was $0.12 per share.

Guidance for Q2 and Full Year 2017

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

In Q2, we expect to deploy approximately 72 MW, reflecting approximately 15% growth in the first half of 2017 compared to the prior year.

For the full year 2017, we continue to expect to deploy 325 MWs, reflecting 15% year-over-year growth.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2017 results and outlook for its second quarter 2017 at 2:00 p.m. Pacific Time today, May 10, 2017. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #7201266. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #7201266.

About Sunrun

Sunrun (Nasdaq:RUN) is the nation’s largest dedicated residential solar, storage and energy services company with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun leads the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers Sunrun BrightBoxTM solar power generation with smart inverter technology and home battery storage. For more information, please visit: www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating guidance, operational and financial results such as growth, value creation, MW bookings and deployments, gross and net earning assets, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets

(In Thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash	$203,791	$206,364
Restricted cash	12,030	11,882
Accounts receivable, net	54,065	60,258
State tax credits receivable	—	13,713
Inventories	59,603	67,326
Prepaid expenses and other current assets	11,585	9,802
Total current assets	341,074	369,345
Restricted cash	6,117	6,117
Solar energy systems, net	2,790,424	2,629,366
Property and equipment, net	44,925	48,471
Intangible assets, net	17,448	18,499
Goodwill	87,543	87,543
Prepaid tax asset	—	378,541
Other assets	31,497	34,936
Total assets	$3,319,028	$3,572,818
Liabilities and total equity
Current liabilities:
Accounts payable	$65,520	$66,018
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	11,157	10,654
Accrued expenses and other liabilities	48,675	59,261
Deferred revenue, current portion	74,284	70,849
Deferred grants, current portion	8,394	8,011
Capital lease obligations, current portion	9,198	10,015
Long-term non-recourse debt, current portion	15,797	14,153
Lease pass-through financing obligation, current portion	5,872	5,823
Total current liabilities	238,897	244,784
Deferred revenue, net of current portion	578,425	583,401
Deferred grants, net of current portion	224,217	226,893
Capital lease obligations, net of current portion	10,701	12,965
Recourse debt	247,400	244,000
Long-term non-recourse debt, net of current portion	686,078	639,870
Lease pass-through financing obligation, net of current portion	138,050	137,958
Other liabilities	5,646	5,457
Deferred tax liabilities	41,068	415,397
Total liabilities	2,170,482	2,510,725
Redeemable noncontrolling interests	142,012	137,907
Total stockholders’ equity	693,303	672,961
Noncontrolling interests	313,231	251,225
Total equity	1,006,534	924,186
Total liabilities, redeemable noncontrolling interests and total equity	$3,319,028	$3,572,818

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2017	2016
Revenue:
Operating leases and incentives	$48,098	$34,540
Solar energy systems and product sales	56,019	64,203
Total revenue	104,117	98,743
Operating expenses:
Cost of operating leases and incentives	44,336	38,100
Cost of solar energy systems and product sales	49,431	57,512
Sales and marketing	31,676	43,188
Research and development	2,996	2,463
General and administrative	24,621	23,248
Amortization of intangible assets	1,051	1,052
Total operating expenses	154,111	165,563
Loss from operations	(49,994)	(66,820)
Interest expense, net	15,277	11,515
Other expenses (income), net	475	(532)
Loss before income taxes	(65,746)	(77,803)
Income tax expense	7,338	—
Net loss	(73,084)	(77,803)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(85,811)	(90,937)
Net income available to common stockholders	$12,727	$13,134

Net income per share available to common stockholders
Basic	$0.12	$0.13
Diluted	$0.12	$0.13
Weighted average shares used to compute net income per share available to common stockholders
Basic	104,038	101,273
Diluted	106,469	104,219

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended March 31,
	2017	2016
Operating activities:
Net loss	$(73,084)	$(77,803)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	31,710	21,596
Deferred income taxes	7,337	—
Stock-based compensation expense	5,874	3,809
Noncash interest expense	5,931	3,502
Interest on lease pass-through financing obligations	2,961	3,002
Reduction in lease pass-through financing obligations	(4,546)	(4,236)
Other noncash losses and expenses	2,898	1,657
Changes in operating assets and liabilities:
Accounts receivable	6,362	3,595
Inventories	7,723	(23,314)
Prepaid and other assets	(1,441)	(4,355)
Accounts payable	(4,357)	(10,103)
Accrued expenses and other liabilities	(15,445)	(317)
Deferred revenue	(1,030)	5,572
Net cash used in operating activities	(29,107)	(77,395)

Investing activities:
Payments for the costs of solar energy systems, leased and to be leased	(168,149)	(164,629)
Purchases of property and equipment	(2,610)	(5,023)
Net cash used in investing activities	(170,759)	(169,652)

Financing activities:
Proceeds from state tax credits, net of recapture	13,388	9,202
Proceeds from issuance of recourse debt	57,400	141,000
Repayment of recourse debt	(54,000)	(147,000)
Proceeds from issuance of non-recourse debt	38,225	106,400
Repayment of non-recourse debt	(4,904)	(2,160)
Payment of debt fees	—	(9,369)
Proceeds from lease pass-through financing obligations	1,448	9,746
Contributions received from noncontrolling interests and redeemable noncontrolling interests	162,565	154,944
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(12,887)	(9,986)
(Payments) proceeds from exercises of stock options, net of withholding taxes on restricted stock units	(1,067)	452
Offering costs paid related to initial public offering	—	(437)
Payment of capital lease obligations	(2,749)	(3,115)
Change in restricted cash	(126)	1,819
Net cash provided by financing activities	197,293	251,496

Net change in cash	(2,573)	4,449
Cash, beginning of period	206,364	203,864
Cash, end of period	$203,791	$208,313

Key Operating Metrics and Financial Metrics

	Three Months Ended March 31,
	2017	2016
MW Booked (during the period)(1)(2)	74	62
MW Deployed (during the period)	73	60
Cumulative MW Deployed (end of period)	951	656
Gross Earning Assets under Energy Contract (end of period)(in millions)(3)	$1,269	$913
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$647	$467
Gross Earning Assets (end of period)(in millions)	$1,916	$1,380
Net Earning Assets (end of period)(in millions)(3)	$1,070	$791
	Three Months Ended March 31,
	2017	2016
Project Value, Contracted Portion (per watt)	$3.58	$3.99
Project Value, Renewal Portion (per watt)	$0.63	$0.52
Total Project Value (per watt)	$4.21	$4.51
Creation Cost (per watt)(4)(5)	$3.38	$4.07
Unlevered NPV (per watt)(3)	$0.83	$0.44
NPV (in millions)(3)	$56	$23

(1)	First quarter 2016 total excludes 6.5 MW of cancellations due to Nevada exit.
(2)

The presentation of MW Booked for periods prior to December 31, 2016 reflects changes made to the calculation methodology as further described in our Annual Report on Form 10-K filed with the SEC on March 8, 2017.

(3)	Numbers may not sum due to rounding.
(4)	Pro forma creation cost excluding one-time items related to Nevada exit in Q1 2016.
(5)

The presentation of Creation Cost for periods prior to December 31, 2016 reflects changes made to the calculation methodology as further described in our Fourth Quarter 2016 earnings presentation available on our investor relations website.

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.

Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.

Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.

Gross Earning Assets represents the net cash flows (discounted at 6%) we expect to receive during the initial 20-year term of our Customer Agreements for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets excludes estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our cash equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in lease pass-throughs as these amounts are reflected on our balance sheet as long-term and short-term lease pass-through obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use lease pass-throughs and long-term debt in an equivalent fashion as the schedule of payments of distributions to lease pass-through investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures.

Gross Earning Assets Under Energy Contract represents the net cash flows during the initial (typically 20 year) term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.

MW Booked represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to an executed Customer Agreement, for which we have confirmation that the systems have reached NTP, net of cancellations.

MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.

Net Earning Assets represents Gross Earning Assets less both project level debt and Lease Pass-Through Financing Obligation, as of the same measurement date. Because estimated cash distributions to our cash equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.

NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated gross earning assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.

Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor Relations Contacts:

Patrick Jobin

Investors@sunrun.com

(415) 638-4007

Charlotte Coultrap-Bagg

Investors@sunrun.com

(415) 510-4833